EXHIBIT 21.1

List of Subsidiaries

Aerkomm Taiwan Inc. (Taiwan)

Aircom Pacific, Inc., a California corporation

Aircom Pacific Inc. Limited (Hong Kong)

Aircom Pacific Ltd. (Seychelles)

Aircom Japan, Inc. (Japan)

Aircom Telecom, LLC (Taiwan)

Beijing Yatai Communication Co., Ltd. (China)